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                                                                    EXHIBIT 12

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                            COMPUTATION OF RATIOS
       Three Months and Nine Months Ended September 30, 2003 and 2002
                         (In millions, except ratios)


                                      Three Months Ended    Nine Months Ended
                                            September 30         September 30
                                      ------------------    -----------------
(in millions)                            2003       2002      2003       2002
 -----------                           ------     ------    ------     ------

EARNINGS
 Income (loss) from
  continuing operations,
  before income taxes                   $ 331      $  95    $  890      $ (73)
 Add: fixed charges                        57         56       168        160
                                       ------     ------    ------     ------
    Income (loss), as adjusted          $ 388      $ 151    $1,058      $  87
                                       ======     ======    ======     ======



FIXED CHARGES AND PREFERRED DIVIDENDS
 Fixed charges:
   Interest expense and amortization $ 31 $ 30 $ 91 $ 84 Distributions on redeemable
    preferred securities                   17         17        52         53
   Rental expense (1)                       9          9        25         23
                                       ------     ------    ------     ------
     Total fixed charges                   57         56       168        160


 Preferred stock dividend
  requirements                              3          4         9         10
                                       ------     ------    ------     ------
     Total fixed charges
      and preferred stock
      dividend requirements             $  60      $  60     $ 177      $ 170
                                       ======     ======    ======     ======

 Ratio of earnings
   to fixed charges                      6.85       2.68      6.32       0.54
                                       ======     ======    ======     ======
 Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividend requirements                 6.49       2.53      5.98       0.51
                                       ======     ======    ======     ======


   (1) Interest portion deemed implicit in total rent expense.